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                                                                     Exhibit 5.1

                      [CONYERS DILL & PEARMAN LETTERHEAD]



October 30, 1998

Global Markets Access Ltd.
Victoria Hall
Victoria Street
Hamilton
Bermuda

Dear Sirs,

Re: Registration Statement on Form S-1

We have acted as special legal counsel to Global Markets Access Ltd., a Bermuda corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 No. 333-62785 and amendments and supplements thereto, under the Securities Act of 1933, as amended (the "Registration Statement"), related to the offering of 16,750,000 common shares (the "Common Shares") of Global Markets Access Ltd., (the "Offering").

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statements (but not any of the schedules or exhibits attached thereto), the Memorandum of Association and Bye-Laws of the Company as well as resolutions of the Company's Board of Directors. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company and other


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Global Markets Access Ltd.
October 30, 1998
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documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

On the basis of the foregoing, we are of the opinion that:

1. The discussions set forth in the prospectus contained in the Registration Statement under the headings "ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS", "BUSINESS - Regulation - Bermuda", "CERTAIN TAX CONSIDERATIONS - Taxation of Holdings and the Operating Company - Bermuda" and "CERTAIN TAX CONSIDERATIONS - Taxation of Shareholders - Bermuda" accurately reflect our opinion as to such matters.


2. The authorised capital of the Company is US$150,000,000 divided into 150,000,000 shares of par value US$1.00 each. The issue of the Common Shares pursuant to the Offering has been duly authorised and when the Common Shares have been issued and paid for as contemplated in the Registration Statement the Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable with respect to the holding of such Common Shares now or in the future).

We are members of the Bar of Bermuda and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference made to us under the captions "Enforceability of Civil Liabilities" and "Certain Tax Considerations" in the prospectus contained in the Registration Statement.


Your faithfully,


/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN